QuickLinks -- Click here to rapidly navigate through this document

Exhibit 18.1

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

August 7, 2008

Maui Land & Pineapple Company, Inc.
P.O. Box 187
Kahului, Maui, Hawaii 96733-6687

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2008, of the facts relating to Maui Land & Pineapple Company, Inc.'s (the "Company") change in accounting for processed pineapple juice inventories from the Last-In, First-Out ("LIFO") method to the First-In, First-Out ("FIFO") method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Maui Land & Pineapple Company, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 2007. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Maui Land & Pineapple Company, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 2007.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

QuickLinks

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM